EXHIBIT 23.3

Consent of Independent Petroleum Engineers and Geoscientists

We consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our audit letter addressed to the company’s subsidiary, Alta Mesa Holdings, L.P. (dated April 25, 2019) as of December 31, 2018, included in the Annual Report on Form 10-K of Alta Mesa Resources, Inc. for the year ended December 31, 2018, as well as in the notes to the financial statements included therein.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
August 26, 2019